Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 2, 2012, with respect to the consolidated financial statements of Innovate/Protect, Inc. and subsidiaries (predecessor company to Vringo, Inc. and subsidiaries) included in the Annual Report on Form 10-K of Vringo, Inc. for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Vringo, Inc. on Forms S-3 (File No. 333-182823, File No. 333-180493, File No. 333-178700, File No. 333-164575 and File No. 333-180609) and on Forms S-8 (File No. 333-182853 and File No. 333-181477).

GRANT THORNTON LLP

New York, New York

March 21, 2013